UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 _______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
 _______________
Date of Report: November 27, 2018
(Date of earliest event reported)
 _______________
TENET HEALTHCARE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1445 Ross Avenue, Suite 1400
Dallas, Texas 75202
(Address of principal executive offices, including zip code)
(469) 893-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements Of Certain Officers.
On November 28, 2018, Tenet Healthcare Corporation (the “Company”) announced that it has appointed Saumya Sutaria, M.D., as the Company’s Chief Operating Officer (“COO”), to be effective January 6, 2019 (the “Effective Date”). Dr. Sutaria, age 46, most recently served as a Senior Partner at McKinsey & Company, where he worked for 18 years providing advisory support for hospitals, health systems, physicians groups, ambulatory care models, integrated delivery, and government-led delivery, while also working with institutional investors in healthcare. Dr. Sutaria previously held an associate clinical faculty appointment at the University of California at San Francisco, where he also engaged in postgraduate training with a focus in internal medicine and cardiology. Dr. Sutaria received an M.D. from the University of California, San Diego. He also received a BS in molecular and cellular biology and a BA in economics, both from the University of California, Berkeley.
Also on November 28, 2018, the Company announced that Eric Evans, the Company’s President of Hospital Operations, will leave the Company on December 31, 2018. Mr. Evans will be eligible to receive benefits consistent with a Qualifying Termination and/or termination without cause under the Company’s Executive Severance Plan and other employee benefit plans, as further described in the Company’s 2018 Proxy Statement.
In connection with Dr. Sutaria’s appointment, on November 27, 2018, Dr. Sutaria entered into an employment agreement (the “Employment Agreement”) with the Company. The Employment Agreement provides that Dr. Sutaria will serve as COO for a three-year term concluding January 6, 2022 (the “Term”). Dr. Sutaria will receive an annualized base salary of $1,000,000 and be eligible to earn an annual cash incentive bonus with a target amount equal to at least 100% of his base salary under the Company’s Annual Incentive Plan (the “AIP”). In addition, Dr. Sutaria will receive initial awards of restricted stock units with a grant date fair value equal to $7,000,000 and restricted cash equal to $5,000,000, each of which will vest in full on the third anniversary of the Effective Date subject to Dr. Sutaria’s continued employment with the Company and subject to earlier acceleration upon qualifying termination. Subject to the approval of the Company’s Board of Directors, Dr. Sutaria will also receive annual awards of restricted stock units with a grant date fair value equal to at least $4,000,000, each of which will vest on the same basis as restricted stock units granted to similarly-situated executives throughout Dr. Sutaria’s continued employment with the Company during the Term.
Upon certain terminations of Dr. Sutaria’s employment with the Company, the Employment Agreement provides that Dr. Sutaria will be entitled to receive, subject to his execution of a release of claims in favor of the Company, (1) accrued but unpaid base salary through the date of termination, (2) unreimbursed business expenses, (3) payment of any earned but unpaid AIP bonus for the year prior to the year in which the termination of employment occurs, (4) two and one-half times the sum of base salary plus target AIP bonus paid over two and one-half year period following the termination date, (5) accelerated vesting of all outstanding unvested restricted stock units and restricted cash, and (6) continued coverage under the Company’s health and welfare plans during the two and one-half year period following the termination date.
If Dr. Sutaria’s employment is terminated “without cause” or Dr. Sutaria voluntarily resigns with “good reason” (in each case as defined in the Employment Agreement) following a “change of control” (as defined in the Company’s Executive Severance Plan) and prior to the second anniversary of the change of control, Dr. Sutaria will be entitled to receive, subject to his execution of a release of claims in favor of the Company, (1) accrued but unpaid salary through the date of termination, (2) unreimbursed business expenses, (3) payment of any earned but unpaid AIP bonus for the year prior to the year in which the termination of employment occurs, (4) three times the sum of base salary plus target AIP bonus paid in single lump-sum, (5) accelerated vesting of all outstanding unvested restricted stock units and restricted cash, and (6) continued coverage under the Company’s health and welfare plans during the three year period following the termination date.
In the event Dr. Sutaria elects not to renew his Employment Agreement after the Term, Dr. Sutaria is entitled to receive, subject to his execution of a release of claims in favor of the Company, (1) accrued but unpaid salary through the date of termination, (2) unreimbursed business expenses, and (3) continued vesting of all outstanding unvested restricted stock units during the two and one-half year period following the Term as if Dr. Sutaria had remained employed by Company.

Pursuant to the Employment Agreement, Dr. Sutaria is bound by perpetual confidentiality and non-disparagement covenants. The Employment Agreement also contains employee non-solicitation covenants that apply for the duration of Dr. Sutaria’s employment with the Company and for two years thereafter, and a noncompetition covenant that applies with respect to two of the Company’s primary competitors for the duration of Dr. Sutaria’s employment with the Company and for one year thereafter.
This summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment Agreement dated November 27, 2018 between Tenet Healthcare Corporation and Saumya Sutaria

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ ANTHONY SHOEMAKER
Anthony Shoemaker
Vice President, Assistant General Counsel and Corporate Secretary

Date:	November 30, 2018